Ralph W. Bradshaw
One West Pack Square, Suite 1650
Asheville, NC 28801
Phone (828) 210-8184    FAX (828) 210-8183


Dear Fellow Shareholder of The SmallCap Fund, Inc,

You are asked to support a reorganization that will merge our Fund into an open-end fund.

IT'S YOUR MONEY - YOUR BEST CHOICE IS THE GREEN PROXY

Vote FOR the Merger proposal.

HOWEVER, because the negative terms and restrictions imposed by our Fund's management unfortunately make it LIKELY THE MERGER WILL NOT PASS, use this GREEN proxy to also...

Vote FOR an option to get FULL VALUE, even if the merger proposal fails.


The reorganization proposal gives you the option to keep the same manager or cash in your shares directly with the Fund. But you should NOT need to pay a redemption fee of 2% during the first year, take the chance that the Fund will redeem your shares with a basket of possibly illiquid small-cap securities instead of cash, or be faced with a higher expense ratio than our Fund now has. My nominees and I believe such negative terms and restrictions will likely cause the merger proposal to fail - so we are giving you an additional option for full value.

WHY VOTE THE GREEN PROXY?

On the GREEN ballot, you can support the merger AND support a shareholder proposal recommending that the Board provide an alternative to receive full value for your shares even if the merger proposal fails. Furthermore, you can elect Directors who are pledged to follow your instructions on these matters and who, together with me, would constitute a majority of the Board.

You may vote on all proposals included on the Fund's WHITE ballot by using the enclosed GREEN proxy card. If you have already returned the WHITE proxy card sent to you by the Fund, you may revoke that proxy and vote for these nominees and proposals by marking, signing, dating, and mailing a later dated GREEN proxy card.

Thank you for taking the time to help decide the future of your investment in the Fund. If I may answer any questions, please call me at (828) 210-8184.

Sincerely,


Ralph W. Bradshaw